EXHIBIT 10.17

BUFFALO WILD WINGS, INC.

Director Compensation Arrangements

As of June 28, 2004

Effective as of June 28, 2004, the compensation for the directors who are not employees of Buffalo Wild Wings, Inc. was determined to be as follows:

Board Meeting Fees:	$20,000 per year, payable quarterly

Audit Committee Fees:	$5,000 per year, payable quarterly

Compensation and Governance/ Nominating Committee Fees:	$4,000 per year, payable quarterly

Executive Committee Fees:	$500 per meeting

Chairs of Board and Committees:	$5,000 per year, payable quarterly

Restricted Stock Units:	As granted by Board